UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 2008

THE SERVICEMASTER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14762	36-3858106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee 38120

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (901) 597-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a — 12 under the Exchange Act (17 CFR 240.14a — 12)

☐  Pre-commencement communications pursuant to Rule 14d — 2(b) under the Exchange Act (17 CFR 240.14d(b))

☐  Pre-commencement communications pursuant to Rule 13e — 4(c) under the Exchange Act (17 CFR 240.13e — 4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 11, 2008, ServiceMaster Consumer Services Limited Partnership (“ServiceMaster”) entered into a Master Services Agreement (the “Agreement”) with International Business Machines Corporation (“IBM”) pursuant to which IBM will provide information technology operations and applications development services to The ServiceMaster Company and its subsidiaries (the “Company”). Under the terms of the Agreement, IBM is expected to provide information technology infrastructure and application development and maintenance, including networking, telecommunication and messaging; help desk, desktop and franchise services; server hosting and management; data management, security and business intelligence; and disaster recovery services (collectively, the “IT Services”). The Company will retain certain information technology functions, including security policies and procedures and management and allocation of resources.

The initial term of the Agreement is seven years. ServiceMaster, in its sole discretion, has the right to extend the agreement for an additional term of one year.  The Agreement commenced on December 11, 2008 and the IT Services are expected to be phased in over a six month period.

ServiceMaster has the right to terminate the Agreement both for cause and for its convenience.  Upon termination of the Agreement for convenience and in the case of certain other termination events, ServiceMaster would be required to pay a termination charge to IBM, which charge may be material.  IBM would have the right to terminate the Agreement only in the event of a failure by the Company to make timely payment of any fees due and payable. In the event of termination by either party and upon the Company’s request, IBM is obligated to provide termination assistance services at agreed-upon pricing for up to 24 months.

ServiceMaster will pay IBM for the IT Services under the Agreement through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for IT Services.  The minimum annual fixed charges for IT Services ranges between $12.45 million and $15.35 million.  The Company estimates that the variable charges for the IT Services will be in the range of $12.0 million to $16.0 million per year, which estimates are based on the current projected usage of IT Services during the term of the Agreement.

Item 8.01               Other Events

In connection with the Agreement, the Company expects to eliminate approximately 275 positions. IBM is expected to offer employment to approximately 50 of these affected employees.

The disclosure in this Current Report on Form 8-K contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof.  The forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control.  Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: (1) the amount of anticipated variable costs to be expended under the Agreement, (2) the ability of the Company to realize costs savings associated with the Agreement and related workforce reduction, (3) the overall impact of the Agreement and the related workforce reductions on the Company, its financial condition and results of operations, (4) disruption in the Company’s business associated with employee terminations or the transition of certain operations to IBM, or (5) litigation costs or costs associated with changes in law.  We caution you that forward-looking statements are not guarantees of future performance, events or outcomes and that actual outcomes, events and performances may differ materially from those made in or suggested by the forward-looking statements contained in this report. For a discussion of additional factors that may affect actual results, please refer to our filings with the U.S. Securities and Exchange Commission; in particular, our most recent Annual Report on Form 10-K, most current Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and other subsequent filings as may be relevant. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2008	THE SERVICEMASTER COMPANY

	By:	/s/ Mark W. Peterson
Mark W. Peterson
Senior Vice President and Treasurer